Exhibit 5.1

 April 20, 2010

Northern Oil and Gas, Inc.
315 Manitoba Avenue – Suite 200
Wayzata, Minnesota 55391

Ladies and Gentlemen:

We have acted as counsel for Northern Oil and Gas, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Prospectus Supplement dated April 15, 2010 to the Prospectus dated May 21, 2009 (together, the “Prospectus”) relating to the offer and sale by the Company, pursuant to an underwriting agreement dated April 14, 2010 (the “Underwriting Agreement”), between the Company and Canaccord Adams, Inc., as lead underwriter representing the several underwriters identified in Schedule I thereto, of 5,750,000 shares of Common Stock (the “Common Shares”).  The Prospectus forms a part of the registration statement on Form S-3 (Registration No. 333-158320) (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.

We examined such documents, records, and instruments as we deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Common Shares have been duly authorized under Nevada law and, when issued and delivered against payment therefor as contemplated in the Underwriting Agreement, will be duly and validly issued, fully paid and nonassessable under Nevada law.

In rendering the foregoing opinions, we have assumed (a) the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by us that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, and (b) the genuineness of such signatures appearing upon such public records, certifications, documents and proceedings. We express no opinion as to the laws of any jurisdiction other than the State of Nevada, and the federal laws of the United States of America. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement. In giving such consent, we do not thereby imply or admit that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this Exhibit.

Very truly yours,

FAEGRE & BENSON LLP

By: /s/ W. Morgan Burns
       W. Morgan Burns